Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated August 11, 2009 to

Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between July 1, 2009 and August 10, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	63.834%	$3,191,700	July 14, 2009
$5,000,000	68.097%	$3,404,850	July 27, 2009
$5,000,000	69.182%	$3,459,100	August 3, 2009
$5,000,000	74.334%	$3,716,700	August 11, 2009
$5,000,000	72.609%	$3,630,450	August 13, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between July 1, 2009 and August 10, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	55.233%	$276,165	August 6, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between July 1, 2009 and August 10, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	72.896%	$2,186,880	July 8, 2009
$5,000,000	71.054%	$3,552,700	August 3, 2009
$5,000,000	70.410%	$3,520,500	August 4, 2009
$4,000,000	75.200%	$3,008,000	August 10, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between July 1, 2009 and August 10, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	63.495%	$3,174,750	August 11, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between July 1, 2009 and August 10, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	79.054%	$3,162,160	August 5, 2009
$1,000,000	83.800%	$838,000	August 12, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$52,500,000	70.708%	$37,121,955	$2,071.41(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $9,876.53 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $7,805.12 remains available for future offerings for such pricing supplements described above.